Exhibit 4.6

                                 FIRST AMENDMENT
                                 ---------------

                                       OF
                                       --

                   WPIX INC. HOURLY EMPLOYEES' RETIREMENT PLAN
                   -------------------------------------------

                         (Effective as of July 1, 1991)



                  WHEREAS, WPIX Inc. (the "Company") maintains WPIX Inc. Hourly Employees' Retirement Plan (the "Plan"); and

                  WHEREAS, the Plan was adopted effective as of July 1, 1991, and amendment of the Plan is now considered desirable;

                  NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company by Section 10.1 of the Plan, the Plan be and it hereby is further amended in the following particulars:

                  [1.      By substituting the following for the last sentence
of the first paragraph of the Plan, effective as of July 1, 1991:

         "The plan is intended to constitute a profit-sharing plan that meets the requirements for qualification under Section 401(a) of the Internal Revenue Code."]

                  1.       By adding the following new subparagraph (vi) to
Section 1.1(m) of the Plan immediately after subparagraph (v) thereof, effective as of August 5, 1993:

                  "(vi) each hour, other than an hour credited under subparagraphs (i) through (v) above, which would



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                           have been credited to an Employee, but for the fact
                           that the Employee was absent from work due to an approved leave of absence granted pursuant to the Family and Medical Leave Act of 1993 (an `FMLA absence'). Such hours shall be credited solely for the purpose of determining whether an Employee has incurred a Break in Service and not more than 501 Hours of Service per Computation Period shall be credited by reason of an FMLA absence."

                  2.       By adding the following sentence at the end of
Section 5.9(b) of the Plan, effective as of July 1, 1991:


         "Notwithstanding any other provision of the Plan to the contrary, all distributions hereunder shall be made in accordance with the minimum distribution requirements contained in Section 1.401(a)(9)-1, and the minimum distribution incidental benefit requirements contained in
         Section 1.401(a)(9)-2 of the proposed Treasury Regulations, or in the corresponding Sections of any final Treasury Regulations issued under
         Section 401(a)(9) of the Internal Revenue Code."

                  3. By adding the following new Section 5.11 to the Plan immediately after Section 5.10 thereof, effective as of January 1, 1993:


         "5.11    Direct Rollover of Eligible Rollover Distributions.

                  (a)      Purpose.  This Section 5.11 applies to distributions
                           -------
                           made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this
                           Section 5.11, a distributee may elect, at the time and in the manner prescribed by the Administrative Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

                  (b)      Definition of Eligible Rollover Distribution.  An
                           --------------------------------------------
                           eligible rollover distribution is any distribution of all

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                           or any portion of the balance to the credit of the
                           distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and the portion of any distribution that is not includible in gross income.

                  (c)      Definition of Eligible Retirement Plan.  An eligible
                           --------------------------------------
                           retirement plan is an individual retirement account described in Section 408(a) of the Internal Revenue Code, an individual retirement annuity described in
                           Section 408(b) of the Internal Revenue Code, an annuity plan described in Section 403(a) of the Internal Revenue Code, or a qualified trust described in Section 401(a) of the Internal Revenue Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                  (d)      Definition of Distributee. A distributee includes an
                           -------------------------
                           Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Internal Revenue Code, are distributees with regard to the interest of the spouse or former spouse.

                  (e)      Definition of Direct Rollover.  A direct rollover is
                           -----------------------------
                           a payment by the Plan to the eligible retirement plan specified by the distributee."


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                  4.       By substituting the following for Section 6.2(a) of
the Plan, effective as of July 1, 1991:

                  "(a) to construe and interpret the Plan, and to determine all questions arising with respect to administration of the Plan in its complete discretion, including the power to determine the rights and eligibility of Employees or Participants and their Beneficiaries, and the amount, manner, and time of payment of any benefits hereunder, and to remedy ambiguities, inconsistencies or omissions;"

                  5. By substituting the following for Section 9.1(c) of the Plan, effective as of January 1, 1994:

                           "For purposes of this Section, the term `total compensation' means the earned income, wages, salaries, fees for professional services, and other amounts received by a Participant for personal services actually rendered in the course of his employment with an Employer or a Related Company (including, but not limited to, commissions paid to salesmen, compensation for services based on a percentage of profits, commissions on insurance premiums, tips, and bonuses), provided that a Participant's total compensation taken into account for any Plan Year shall be limited to $150,000 or such greater amount as may be determined by the Commissioner of Internal Revenue for that year under
                           Section 401(a)(17) of the Internal Revenue Code. Notwithstanding the previous sentence, a Participant's total compensation shall not include the following:"

                  6. By substituting the following for Section 11.2 of the Plan, effective as of July 1, 1991:


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         "11.2    Action by the Company

                  Any action required or permitted of the Company under the terms of the Plan shall be by resolution of its Board of Directors or by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution or its Board of Directors or such committee."


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